Exhibit 99.1
November 14, 2007
Dear shareholders (and friends) of AssuranceAmerica,
We wanted to use this month’s letter to our shareholders and friends to review our long-term vision and some of the successes we have seen and challenges we face going forward.
We continue to believe that AssuranceAmerica’s greatest value is realized by being primarily a distributor of products to the non-standard automobile insurance customer, but with the added value of participation in the underwriting of some of the products sold.
Since December 31, 2003, the year we became a public company, we have seen our controlled premium grow from $67 million to approximately $131 million expected this year, revenues increase from $16.5 million to approximately $59 million expected at the end of this year, our retail offices almost double from 27 offices to our current 48 offices, and our footprint, or geographical diversification, expand from two states to seven states. We have put together a management team that will take AssuranceAmerica well into the future. In 2007, we established a call center in Atlanta to facilitate a direct to consumer channel, a costly but necessary step of what we see as a key contributor to sales and profits going forward.
Acquisitions, particularly in the retail side of the business, will continue to play an integral role in our growth and expansion. Although we have closed only three relatively small acquisitions in Alabama this year, we have examined over 20 acquisition opportunities. For various reasons such as overvalued pricing or matters uncovered in the due diligence process, we have passed on the larger opportunities we have reviewed. In hindsight, it appears our decisions were wise, given what we now know about certain of those potential acquisitions. We continue to search out opportunities but will only pursue those transactions that we believe will be accretive and bring long term value to our Company and its shareholders.
2007 has been a very challenging year in our retail division and a great year on the carrier side. The balance between the two has been and will continue to be critical to our success and differentiates AssuranceAmerica from most other distributors or underwriters of insurance products. For example, our retail division in Florida wrote approximately 25% of its new business with our wholesale division, a significant benefit to AssuranceAmerica. We believe the value of our Company is enhanced by having both a retail distribution which “feeds” our carrier as well as a carrier, rather than having either one alone.

Our retail agencies, mostly located in Florida, were negatively impacted by the elimination of mandatory auto insurance requirements effective October 1, 2007. As a result, we believe many of our customers served by our branches decided to cancel their coverage or put off purchasing coverage, resulting in a significant decrease in the policies sold. This resulted in a 45% decrease in September revenues in our retail division. In addition, during September, we took a one time charge of $480,000 for litigation that was lost in an arbitration proceeding. The good news is that the Florida legislature reinstated mandatory insurance coverage but not effective until January 1, 2008. Until January, we expect to continue to experience sharp losses in our retail agency group. Effective November 5, 2007, we accepted the resignation of the President of the retail agency group. In the interim, those responsibilities will be largely assumed by the two of us while we search for a replacement.
Our wholesale division, comprised of our insurance carrier and managing general agent, continues to show excellent growth in revenues, up 21% for the month of September and 18% for the nine months ended September 30, 2007, even in the current soft insurance market.
Following is our report on September and year-to-date results.

September (Unaudited)
	Current Month						Year to Date
	2007			2006		Change	2007		2006		Change
	(In $1,000)%						(In $1,000)%
• Gross Premiums Produced[1]*		$9,037			$10,586	(15)%		$106,319		$113,005	(6)%

• MGA/Carrier Gross Premiums Produced [1,2] • MGA/Carrier Revenues [2]	$ $	6,538 4,244		$ $	6,111 3,521	7% 21%	$ $	77,047 40,007	$ $	62,476 33,877	23 18	% %

• Retail Agencies Gross Premium Produced [1,2]* • Retail Agencies Group Revenues [2] *	$ $	3,485 534		$ $	5,479 963	(36)% (45)%	$ $	48,251 7,858	$ $	62,623 9,694	(23 (19	)% )%

• Company Revenues* • Company Pre-Tax Income before stock option* • Company Pre-Tax Income*	$ $ $	4,177 (378 (417	) )	$ $	4,298 197 $178	(3)% (292)% (334)%	$ $ $	44,077 1,800 1,471	$ $	41,491 2,796 $2,562	6 (36 (43	% )% )%

[1]	Gross Premiums Produced is a non-GAAP financial metric used as the primary measure of the underlying growth of the company’s revenue stream.

[2]	Before intercompany eliminations

*	Current year financial data includes agency acquisitions that may not be included in prior year data
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We value your continued interest in AssuranceAmerica Corporation.
Sincerely,

/s/ Guy W. Millner	/s/ Lawrence (Bud) Stumbaugh
Guy W. Millner	Lawrence (Bud) Stumbaugh
Chairman	President and Chief Executive Officer

This document is for informational purposes only and is not intended for general distribution. It does not constitute an offer to sell, or a solicitation of an offer to buy securities in AssuranceAmerica Corporation. This document includes statements that may constitute “forward-looking” statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.